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                                                                    EXHIBIT 23.2



The Board of Directors
Eagle Bancshares, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-73718 and 333-009977) on Form S-8 of Eagle Bancshares, Inc. of our report dated April 29, 1994, except with respect to the matter discussed in the third paragraphs of Notes 11 and 15, as to which the date is December 21, 1995, relating to the consolidated statements of income, stockholders' equity, and cash flows of Eagle Bancshares, Inc. and subsidiaries for the year ended March 31, 1994, which report appears in the March 31, 1996 annual report on Form 10-K of Eagle Bancshares, Inc.

                                                  KPMG PEAT MARWICK LLP




Atlanta, Georgia
June 27, 1996